UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2003

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7 Jianguomen Nei Avenue

Bright China Chang An Building

Tower 2, Room 1519

Beijing 100005

People’s Republic of China

(011) 8610-6510-2160

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Item 5.    Other Events and Required FD Disclosure

Sohu.com Inc. updates its Risk Factors as follows:

As used in this report, references to “us,” “we,” “our,” “our company,” “Sohu” and”Sohu.com” are to Sohu.com Inc., and, except where the context requires otherwise, our subsidiaries ChinaRen Inc. (or ChinaRen), Sohu.com (Hong Kong) Limited (or Sohu Hong Kong), Sohu ITC Information Technology (Beijing) Co., Ltd. (or Beijing ITC) and Sohu.com Limited, and our affiliates Beijing Sohu Online Network Information Services, Ltd. (or Beijing Sohu), Beijing Century High Tech Investment Co., Ltd. (or High Century), Beijing Hengda Yitong Internet Technology Development Co., Ltd. (or Hengda), Sohu-Guolian Information Technology Co., Ltd. (or Sohu-Guolian) and Beijing Sohu Internet Information Service Co., Ltd. (or Sohu Internet), and these references should be interpreted accordingly. Unless otherwise specified, references to “China” or “PRC” refer to the People’s Republic of China and do not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan.

RISK FACTORS

Risks Related to Our Business

If we are unable to obtain adequate Director and Officer liability insurance against third party claims at economical rates, we could be exposed to increased risk of loss in the event of a claim.

Pursuant to a policy expiring in July 2003, we have limited Director and Officer liability insurance coverage. As our market capitalization has recently increased significantly, this amount of insurance coverage may not be sufficient. Furthermore, because of market factors associated with the Sarbanes-Oxley Act of 2002 and the litigation environment in the United States, our premiums could increase significantly and we may not be able to obtain sufficient coverage at economical rates.

Except for each of the four quarters ended June 30, 2003, we have incurred net losses since inception and losses could continue in the future.

Except for each of the four quarters ended June 30, 2003, we have incurred significant net losses since our inception in August 1996. In addition, we had an accumulated deficit of approximately US$61.1 million at June 30, 2003. We may incur substantial net losses in the future due to the relative high risk associated with our revenue and the high level of planned operating and capital expenditures, including sales and marketing costs, personnel hires, and product development. Although we have recorded net income for each of the four consecutive quarters ended June 30, 2003, we may not sustain profitability.

We have a limited operating history, which may make it difficult for investors to evaluate our business.

We began offering products and services under the www.Sohu.com Web site in February 1998. Accordingly, we have a limited operating history upon which investors can evaluate our business. In addition, our senior management and employees have worked together at our company for only a relatively short period of time. As an early stage company in the new and rapidly evolving PRC Internet market, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

•	increase our online advertising revenues and successfully build our e-commerce, short messaging and subscription services businesses, given the early stage of development of the PRC Internet industry;

•	continue to attract a larger audience to our portal by expanding the type and technical sophistication of the content and services we offer; and

•	maintain our current, and develop new, strategic relationships to increase our revenue streams as well as product and service offerings.

PRC Internet laws and regulations are unclear and will likely change in the near future. If we are found to be in violation of current or future PRC laws or regulations, we could be subject to severe penalties.

We conduct our Internet operations solely in the PRC through our wholly owned subsidiary, Beijing ITC. Beijing ITC is a wholly foreign owned enterprise, or WFOE, under PRC law. We are a Delaware corporation and a foreign person under PRC law. Accordingly, our Internet business is 100% foreign-owned. In order to meet ownership requirements under PRC law which restrict or prohibit Sohu from operating in certain industries such as Internet content provider, online stock trading and internet access, we have established Beijing Sohu, High Century and Hengda which are companies incorporated in the PRC and owned by Dr. Charles Zhang, our president and chief executive officer and a major Sohu shareholder, and certain other employees of Sohu. As of June 30, 2003, Sohu had invested US$5.1 million in Beijing Sohu, High Century and Hengda through loans to related parties. In 2000, we extended loans of US$242,000 to Dr. Charles Zhang and a Sohu employee to set up Beijing Sohu. Pursuant to a restructuring in May 2000, we transferred certain of our assets and operations to Beijing Sohu, a PRC company that is 80% owned by Dr. Charles Zhang. In 2001 and 2002, we made loans of US$4.6 million to Dr. Charles Zhang and an employee of the company to establish High Century for the purposes of undertaking additional investments in the PRC where foreign ownership is prohibited or restricted. In 2002, we loaned US$242,000 to an employee of the company for the purpose of funding an investment in Hengda, a company incorporated in the PRC which engages in Internet access services in the PRC on behalf of Sohu. The US$242,000 investment represents a 20% interest in Hengda, with High Century holding the remaining 80% interest. In March 2002, High Century entered into a joint venture agreement with Guolian Securities Co., Ltd., pursuant to which High Century has invested US$3.1 million in Sohu-Guolian in return for a 51% equity interest in and joint control of Sohu-Guolian. Sohu-Guolian will provide technical services to the PRC online securities trading and financial services industries. We do not have any direct ownership interest in Beijing Sohu, High Century, Hengda or Sohu-Guolian.

The PRC has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the PRC Internet sector and the existence and enforcement of content restrictions on the Internet. We believe that our current ownership structure complies with all existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation of current PRC Internet laws and regulations. In addition, new

PRC Internet laws and regulations were recently adopted. Accordingly, it is possible that the PRC government will ultimately take a view contrary to ours.

Issues, risks and uncertainties relating to PRC government regulation of the PRC Internet sector include the following:

•	The PRC recently enacted regulations applying to Internet-related services and telecom-related activities. While many aspects of these regulations remain unclear, they purport to limit and require licensing of various aspects of the provision of Internet information services. If these regulations are interpreted to be inconsistent with our restructuring, our business will be severely impaired.

•	Under the agreement reached in November 1999 between the PRC and the United States concerning the United States’ support of China’s entry into the World Trade Organization, or WTO, foreign investment in PRC Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including PRC Internet ventures, for the first year after China’s entry into the WTO, 49% in the second year and 50% thereafter. China officially entered the WTO on December 11, 2001. However, the implementation of China’s WTO accession agreements is still subject to various conditions.

•	The Ministry of Information Industry, or MII, has also stated that the activities of Internet content providers are subject to regulation by various PRC government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation currently include online advertising, online news reporting, online publishing, online securities trading and the provision of industry-specific (e.g., drug-related) information over the Internet. Other aspects of our online operations may be subject to regulation in the future.

The interpretation and application of existing PRC laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, PRC Internet companies, including us.

Accordingly, it is possible that the relevant PRC authorities could, at any time, assert that any portion or all of our, Beijing ITC’s, Beijing Sohu’s, Hengda’s, High Century’s or Sohu-Guolian’s existing or future ownership structure and businesses violate existing or future PRC laws, regulations or policies. It is also possible that the new laws or regulations governing the PRC Internet sector that have been adopted or may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of our, Beijing ITC’s, Beijing Sohu’s, Hengda’s, High Century’s and Sohu-Guolian’s current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to us, Beijing ITC, High Century, Hengda, Beijing Sohu, or Sohu-Guolian.

If we, Beijing ITC, High Century, Beijing Sohu, Hengda, or Sohu-Guolian were found to be in violation of any existing or future PRC laws or regulations, the relevant PRC authorities would have broad discretion in dealing with such violation, including, without limitation, the following:

•	levying fines;

•	confiscating our, Beijing ITC’s, High Century’s, Hengda’s, Beijing Sohu’s or Sohu-Guolian’s income;

•	revoking our, Beijing ITC’s, High Century’s, Hengda’s, Beijing Sohu’s or Sohu-Guolian’s business license;

•	shutting down our, Beijing ITC’s, or Beijing Sohu’s servers and/or blocking our Web sites;

•	requiring us, Beijing ITC, High Century, Hengda, Beijing Sohu or Sohu-Guolian to restructure its ownership structure or operations; and

•	requiring us, Beijing ITC, High Century, Hengda, Beijing Sohu or Sohu-Guolian to discontinue any portion or all of its Internet business.

We may be unable to collect long-term loans to related parties or exercise management influence associated with Beijing Sohu, High Century, Sohu-Guolian, Hengda, or Sohu Internet.

At June 30, 2003 Sohu had provided long-term loans of US$5.2 million to Dr. Charles Zhang, Sohu’s president and chief executive officer and a major Sohu shareholder, and certain of our employees. The long-term loans are used to finance investments in Beijing Sohu and High Century, which are owned 80% by Dr. Charles Zhang and 20% by certain of our employees, Hengda, which is owned 80% by High Century and 20% by an employee, and Sohu Internet, which will be owned 80% by High Century and 20% by an employee. Beijing Sohu, High Century, Hengda, and Sohu Internet are or will be used to facilitate our participation in telecommunications, Internet content, financial services and certain other businesses in China where foreign ownership is either prohibited or restricted. We expect that we will continue to be involved in and provide additional financial support under similar arrangements in the future, subject to the restrictions set forth in the Sarbanes-Oxley Act of 2002 with respect to loans to directors and executive officers.

The agreements contain provisions that, subject to PRC law, (i) the loans can only be repaid to Sohu by transferring the shares of High Century, Hengda, Sohu Internet or Beijing Sohu to Sohu, (ii) the shares of High Century, Hengda, Sohu Internet or Beijing Sohu cannot be transferred without the approval of Sohu, and (iii) Sohu has the right to appoint all directors and senior management personnel of High Century, Hengda, Sohu Internet and Beijing Sohu. Dr. Charles Zhang and the other employee borrowers have pledged all of their shares in High Century, Hengda, Sohu Internet and Beijing Sohu as collateral for the loans and the loans bear no interest and are due on demand after November 2003, in the case of High Century, the earlier of a demand or 2010, in the case of Beijing Sohu, after January 2003, in the case of Hengda, and after June 2004, in the case of Sohu Internet, or, in any case, at such time as Dr. Charles Zhang or the other employee borrowers, as the case may be, is not an employee of Sohu. Sohu does not intend to request repayment of the loans as long as PRC regulations prohibit it from directly investing in businesses being undertaken by High Century, Hengda, Sohu Internet, Sohu-Guolian and Beijing Sohu.

Our ability to ultimately collect these loans will depend on the profitability of Beijing Sohu, Hengda, Sohu-Guolian, Sohu Internet and High Century, which is uncertain. As of June 30, 2003, we had recorded US$461,000 of valuation allowance for losses incurred by Beijing Sohu, High Century, Hengda, and Sohu-Guolian. Furthermore, because of uncertainty associated with PRC law, ultimate enforcement of the loan agreements is uncertain. Accordingly, we may never be able to collect these loans or exercise influence over High Century, Hengda, Sohu-Guolian, Sohu Internet and Beijing Sohu.

An amount payable by our wholly-owned subsidiary Beijing ITC to Hengda may be deemed to be an intercompany loan that is not in compliance with applicable PRC regulations.

As of June 30, 2003, our wholly-owned subsidiary Beijing ITC had an amount payable to Hengda of approximately US$1.0 million. This amount payable represents funds that were initially used to capitalize Hengda. These funds are not currently being used in the operations of Hengda and have been transferred to Beijing ITC. Beijing ITC does not pay any interest to Hengda in respect of the transferred funds and does not plan to repay the funds at this time. The transfer of the funds may be deemed to be an intercompany loan that is not in compliance with applicable PRC regulations, which generally prohibit direct lending by PRC entities that are not licensed banks. While Hengda and Beijing ITC have each passed the necessary annual inspections of the PRC authorities in all recent periods, if the transfer is deemed to be an intercompany loan, Beijing ITC may be required to repay the funds within a short period and Hengda may be subject to certain penalties.

We have attempted to comply with restrictions on foreign investment in the PRC Internet sector imposed by the PRC government by transferring our content-related assets and operations to, and entering into agreements with, Beijing Sohu, a PRC company owned by our President and Chief Executive Officer. If the PRC government finds that these agreements do not comply with the relevant foreign investment restrictions, our business in the PRC will be adversely affected.

Because the PRC government restricts foreign investment in Internet-related businesses, we have restructured our Internet operations by having Beijing Sohu acquire appropriate government approvals to conduct our content-related operations. In addition, we have transferred our content-related assets and operations to Beijing Sohu. The legal uncertainties associated with PRC government regulations and our restructuring may be summarized as follows:

•	whether the PRC government may view our restructuring as being in compliance with its laws and regulations;

•	whether the PRC government may impose additional regulatory requirements with which we or Beijing Sohu may not be in compliance; and

•	whether the PRC government will permit Beijing Sohu to acquire future licenses necessary in order to conduct operations in the PRC.

We cannot be sure that our restructured operations and activities will be viewed by PRC regulatory authorities as in compliance with applicable PRC laws and regulations. Our business will be adversely affected if our business license is revoked as a result of non-compliance. In addition, we cannot be sure that we and Beijing Sohu will be able to obtain all of the licenses we or Beijing Sohu may need in the future. Future changes in PRC government policies affecting the provision of information services, including the provision of online services and Internet access, may impose additional regulatory requirements on us or Beijing Sohu or our service providers or otherwise harm our business.

We depend upon contractual arrangements with Beijing Sohu, Hengda, Sohu-Guolian and High Century for the success of our business and these arrangements may not be as effective in providing operational control as direct ownership of these businesses and may be difficult to enforce.

Because we conduct our Internet operations only in the PRC, and because we are restricted or prohibited by the PRC government from owning Internet content, financial services or telecommunication operations in the PRC, we are dependent on Beijing Sohu, Hengda, Sohu-Guolian and High Century in which we have no direct ownership interest, to provide those services through contractual agreements between the parties. These arrangements may not be as effective in providing control over our Internet content, financial services or telecommunications operations as direct ownership of these businesses. For example, Beijing Sohu could fail to take actions required for our business, such as entering into content development contracts with potential content suppliers or failing to maintain the necessary permit for the content servers. If Beijing Sohu, Hengda, Sohu-Guolian and High Century fail to perform its obligations under these agreements, we may have to rely on legal remedies under PRC law, which we cannot assure you would be effective or sufficient.

Dr. Charles Zhang, our president and chief executive officer and a major shareholder of our company, owns Beijing Sohu, Hengda, Sohu-Guolian and High Century. As a result, our contractual relationships with those companies could be viewed as entrenching his management position or transferring certain value to him, especially if any conflict arises with him.

Even if we are in compliance with PRC governmental regulations relating to licensing and foreign investment prohibitions, the PRC government may prevent us from distributing, and we may be subject to liability for, content that it believes is inappropriate.

The PRC has enacted regulations governing Internet access and the distribution of news and other information. In the past, the PRC government has stopped the distribution of information over the Internet that it believes to violate PRC law, including content that is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may not publish certain news items, such as news relating to national security, without permission from the PRC government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any Web site maintained outside the PRC at its sole discretion. Even if we comply with PRC governmental regulations relating to licensing and foreign investment prohibitions, if the PRC government were to take any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our business would be harmed.

We are also subject to potential liability for content on our Web sites that is deemed inappropriate and for any unlawful actions of our subscribers and other users of our systems under regulations promulgated by the MII.

Furthermore, we are required to delete content that clearly violates the laws of the PRC and report content that we suspect may violate PRC law. It is difficult to determine the type of content that may result in liability for us, and if we are wrong, we may be prevented from operating our Web sites.

We depend on online advertising for a significant portion of our revenues.

We derive a significant portion of our revenues from the sale of advertising on our Web sites. For the three months and six months ended June 30, 2003, advertising revenues represented approximately 35% and 33%, respectively, of our total revenues, as compared to 55% for both of the corresponding three and six month periods in 2002.

The online advertising market in China is new and relatively small. Our ability to generate and maintain significant online advertising revenues in China will depend, among other things, on:

•	the development of a large base of users possessing demographic characteristics attractive to advertisers;

•	downward pressure on online advertising prices;

•	Acceptance by advertisers that online advertising is effective;

•	the development of independent and reliable means of verifying traffic; and

•	the effectiveness of our advertising delivery, tracking and reporting systems.

The development of Web software that blocks Internet advertisements before they appear on a user’s screen may hinder the growth of online advertising. The expansion of ad blocking on the Internet may decrease our revenues because when an ad is blocked, it is not downloaded from our ad server. As a result, such advertisements will not be tracked as a delivered advertisement. In addition, advertisers may choose not to advertise on the Internet or on our portal because of the use by third parties of Internet advertisement blocking software.

Accordingly, we may not be successful in generating significant future online advertising revenues.

We rely on e-subscription services for a significant portion of our revenues.

We derive a significant portion of our revenues from e-subscription services on our Web sites. For the three months and six months ended June 30 , 2003, e-subscription revenues represented approximately 59% and 60%, respectively, of our total revenues, as compared to 31% and 26% for the corresponding three and six month periods in 2002. We expect our reliance on e-subscription revenues to increase. Our business plan is dependent upon further increases in revenues from e-subscription services and the expansion of our subscriber base.

E-subscription revenue is derived principally from providing value added short messaging services such as alumni club, dating and friends matching, e-mail, ringtone and logo downloads and various other related products to mobile phone users. E-subscription fees are charged on a monthly or per message basis. Pursuant to contractual arrangements between Beijing Sohu and a number of mobile network operators in China which are subsidiaries of China Mobile Communication Corporation, or CMCC, and China Unicom Co., Ltd, or Unicom, Sohu relies on the operators for both billing of, and collection from, mobile phone users of e-subscription fees. The service fees range from approximately 10% to 50% of our e-subscription revenues, and are based on contracted rates that are subject to review and renewal on an annual basis. Generally, (i) within 15 to 90 days after the end of each month, Beijing Sohu receives a statement from CMCC and Unicom confirming the amount of e-subscription charges billed to that operator’s mobile phone users and (ii) within 30 to 120 days after delivering a monthly statement to Beijing Sohu, each operator remits the e-subscription fees, net of its service fees, for the month to Beijing Sohu which then transfers the funds to Beijing ITC, in order to allow the revenues to be included within our consolidated accounts.

With respect to our e-subscription services, we depend on the cooperation of CMCC and Unicom. We rely on CMCC and Unicom in the following ways:

•	we provide short messaging services through CMCC’s and Unicom’s network and gateway;

•	we utilize and rely on CMCC and Unicom’s billing systems to charge our subscribers through the subscriber’s mobile phone bill;

•	we rely on their collection proxy services to collect payments from subscribers; and

•	we rely on their infrastructure to further develop our subscription services.

We face significant risks in the area of e-subscription services, such as the following, which could adversely affect our e-subscription services and revenues:

•	E-subscription services are provided through our Web site and recorded in our internal systems. However, in order to recognize revenue and get paid for services provided, we rely on billing confirmations from CMCC and Unicom as to the actual amount of services they have billed to their mobile customers. We do not collect e-subscription fees from an operator in certain circumstances due to technical issues with the operator’s network. We refer to these failures as an operator’s “failure rate,” which can vary from operator to operator. An operator’s failure rate can vary from month to month, ranging from 5% to 80% and may change at any time without notice. If an operator encounters technical problems, increases in the failure rate for that operator could occur. CMCC Beijing is currently in the process of establishing a new billing platform and may require us to switch to this platform in the third quarter of 2003 or in the future. The new platform may result in higher failure rates. Changes in failure rates may result in significant reductions or fluctuations in our e-subscription revenues.

•	The service fees we pay for using an operator’s infrastructure are set based on the negotiation of annual contracts. Our contract with Unicom expires in March 2004. Our contracts with CMCC expire at various times from November 2003 to May 2004. Our negotiating power is limited and if an operator increases its service fees, or does not comply with the terms of our contract, our revenue, gross margin and profitability could be materially reduced.

•	We rely on the operators to pay us the e-subscriptions fees which they have billed to their mobile customers. If an operator refuses to pay us or limits the amount of e-subscriptions fees which can be billed in a month, our revenues could be adversely affected.

•	An operator could launch competing services at any time.

•	The refusal of an operator to allow us to supply certain services or its refusal to allow us to charge our desired prices for our services could disrupt our e-subscription services.

•	If CMCC or Unicom is unwilling to cooperate with us, we would not be able to find substitute partners.

•	Currently over eighty percent of our e-subscriptions revenue is from consumers who subscribe for individual services for which we charge a monthly fee ranging from approximately US$0.60 to US$4.00. Over the past nine months, the largest contributor to our e-subscriptions growth and total e-subscriptions revenue has been our online dating and friends matching service which we refer to as “Jiqinggongshe” or “GGMM”. Growth and sustainability of our e-subscription revenues is dependent upon user acceptance of our existing and new services, especially services such as GGMM which are paid by way of monthly subscriptions. Because these services are new and untested, we do not have a clear understanding of consumer behavior, making it difficult to predict future growth or usage.

•	Pursuant to the regulations of CMCC and Unicom, Sohu has the right to charge consumers who have registered to be billed on a monthly basis even if they do not use our services in any month or on a regular basis. If CMCC and Unicom were to disallow us from billing consumers who do not actively use our services, our e-subscriptions revenue, generally, and our GGMM revenue, specifically, would be materially impacted.

•	Our consumers may not understand our services or the fees they are being charged, may not be satisfied with our services and/or may not use our services on a regular basis, each of which could result in decreases or fluctuations in our revenue.

•	Also, consumers may cancel their services at any time without notice, which could result in significant reductions and fluctuations in our revenue.

•	CMCC or Unicom may change their operating regulations at any time, which could result in our being fined or having our services discontinued for non-compliance with their regulations. Changes in these operating regulations could also have a material impact on our revenue. For example, in April 2003, CMCC announced or clarified regulations which prohibit utilizing its billing gateway for services which are not directly related to the mobile phone and prohibit billing for services which have not used by a user for more than three months. In July 2003, CMCC disallowed us from using third party Web sites which do not have Internet content provider licenses, or website union, to promote our e-subscriptions products. In each of the three months ended December 31, 2002, March 31, 2003 and June 30, 2003, a substantial portion of our e-subscriptions growth, especially as regards our GGMM product, was derived from using website union. As a result of our inability to use website union to promote our products, we expect minimal or no growth in e-subscriptions revenue for the three months ended September 30, 2003 as compared to the three months ended June 30, 2003 and, in addition, future growth in e-subscriptions revenue could be materially less than historical growth.

•	We face intense competition from a number of companies who may launch competing or better products than us at any time. In addition, there are limited barriers to entry in this area.

We also face the risk that changes in government policy could restrict or curtail the services which we provide.

Our e-commerce services may face certain business and regulatory risks.

For the three and six months ended June 30, 2003, e-commerce revenues represented approximately 5% and 6%, respectively, of our total revenues, as compared to 13% and 17% for the corresponding three and six month periods in 2002.

Substantially all e-commerce revenues are earned from the sale of consumer products. Our business plan is dependent upon further increases in revenues from e-commerce.

We face the following risks with respect to our e-commerce business line:

•	the online shopping market is small and unproven in China and, therefore, we may not be able to sustain revenue growth or maintain existing revenue levels;

•	we may not be able to maintain our existing gross margins because of competitors such as Joyo, Bertelsmann Online and Dang Dang;

•	credit cards are not widely used in China and, therefore, we rely on cash on delivery for collecting payments whereby we have a collection risk from the companies providing delivery service; and

•	future government regulations could restrict us from further expanding or continuing this business.

In 2002, through High Century, we invested US$3.1 million in Sohu-Guolian, a joint venture which provides services to the online trading and financial services industries.

The success of this investment depends, among other things, on the following factors:

•	conditions and trading volumes in the China securities market which currently can be considered weak;

•	the acceptability and development of online stock trading in China which is unknown at this time;

•	expansion, which is dependent on the development of China’s banking system (which currently does not allow for nation wide remote account opening);

•	cooperation from Guolian Securities Co., Ltd., our joint venture partner, who we rely on to provide technical expertise, licensing and other resources to allow Sohu-Guolian to provide services; and

•	future legislation to allow Sohu-Guolian to obtain its own online securities trading license (currently regulations do not exist which would allow Sohu-Guolian to obtain its own online trading license).

There is no assurance that Sohu-Guolian will be successful, and, in addition, we believe that it is unlikely that Sohu-Guolian will be profitable in 2003 or 2004.

Our operating results are likely to fluctuate significantly and may differ from market expectations.

Our annual and quarterly operating results have varied significantly in the past, and may vary significantly in the future, due to a number of factors, many of which are beyond our control. As a result, we believe that year-to-year and quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In this event, the trading price of our common stock may fall.

We will not be able to attract visitors, advertisers, paying subscribers, short messaging and e-commerce customers if we do not maintain and develop the Sohu brand.

Maintaining and further developing our brand is critical to our ability to expand our user base and our revenues. We believe that the importance of brand recognition will increase as the number of Internet users in China grows. In order to attract and retain Internet users, advertisers, subscribers, and short messaging and e-commerce customers, we may need to substantially increase our expenditures for creating and maintaining brand loyalty. If our revenues do not increase proportionately, our results of operations and liquidity will suffer.

Our success in promoting and enhancing our brand, as well as our ability to remain competitive, will also depend on our success in offering high quality content, features and functionality. If we fail to promote our brand successfully or if visitors to our portal or advertisers do not perceive our content and services to be of high quality, we may not be able to continue growing our business and attracting visitors, advertisers, and short messaging and e-commerce customers.

We may need additional capital and we may not be able to obtain it.

Our capital requirements are difficult to plan in our rapidly changing industry. We currently expect that we will need capital to fund additions to our portal and computer infrastructure, including any acquisitions of complementary assets, technologies or businesses we may pursue, as well as the expansion of our sales and marketing activities.

Our ability to obtain additional financing in the future is subject to a variety of uncertainties, including:

•	investors’ perceptions of and appetite for Internet-related securities;

•	conditions in the U.S. and other capital markets in which we may seek to raise financing;

•	our future results of operations, financial condition and cash flows;

•	the amount of capital that other PRC entities may seek to raise in foreign capital markets;

•	PRC governmental regulation of foreign investment in Internet companies;

•	economic, political and other conditions in the PRC;

•	PRC governmental policies relating to foreign currency borrowings; and

•	any new laws and regulations that may require various PRC government approvals for securities offerings by companies engaged in the Internet sector in the PRC.

Our inability to raise additional funds on favorable terms, or at all, could force us to scale back our planned expenditures, which could adversely affect our growth prospects.

If we fail to establish and maintain relationships with content and technology providers and mobile network operators, we may not be able to attract and retain users.

We rely on a number of third party relationships to attract traffic and provide content in order to make our portal more attractive to users and advertisers. Some content providers have increased the fees they charge us for their content. This trend could increase our operating expenses and could adversely affect our ability to obtain content at an economically acceptable cost. Most of our arrangements with content providers are short-term and may be terminated at the convenience of the other party. In addition, much of the third party content provided to our portal is also available from other sources or may be provided to other Internet companies. If other Internet companies present the same or similar content in a superior manner, it would adversely affect our visitor traffic.

Substantially all of our subscription revenue is generated through short messaging services where we depend on mobile network operators for message delivery and payment collection. If we were unable to continue this arrangement, our short messaging services would be severely disrupted.

Our business also depends significantly on relationships with leading technology and infrastructure providers and the licenses that the technology providers have granted to us. Our competitors may seek to establish the same relationships as we have, which may adversely affect us. We may not be able to maintain these relationships or replace them on commercially attractive terms.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our future success is heavily dependent upon the continued service of our key executives, particularly Dr. Charles Zhang, who is the founder, president, chief executive officer and a major shareholder of our company and the founder and president of Beijing Sohu, High Century, and Hengda. We rely on his expertise in our business operations and on his personal relationships with some of our principal shareholders, the relevant regulatory authorities, our customers and suppliers, Beijing Sohu, High Century, and Hengda. If one or more of our key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we may lose customers and suppliers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into an employment agreement and a confidentiality, non-competition and non-solicitation agreement with us. However, the degree of protection afforded to an employer pursuant to confidentiality and non-competition undertakings governed by PRC law may be more limited when compared to the degree of protection afforded under the laws of other jurisdictions. We do not maintain key-man life insurance for any of our key executives.

We also rely on a number of key technology staff for the operation of Sohu. Given the competitive nature of the industry, the risk of key technology staff leaving Sohu is high and could have a disruptive impact on our operations.

Rapid growth and a rapidly changing operating environment strain our limited resources.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. As our audience and their Internet use increase, as the demands of our audience and the needs of our customers change and as the volume of online advertising, short messaging and e-commerce activities increases, we will need to increase our investment in our network infrastructure, facilities and other areas of operations. If we are unable to manage our growth and expansion effectively, the quality of our services could deteriorate and our business may suffer. Our future success will depend on, among other things, our ability to:

•	adapt our services and maintain and improve the quality of our services;

•	protect our Web site from hackers and unauthorized access;

•	continue training, motivating and retaining our existing employees and attract and integrate new employees; and

•	develop and improve our operational, financial, accounting and other internal systems and controls.

Our advertising pricing model, which is based on charging a fixed fee to display advertisements for a specified time period, may not be profitable.

There are currently no industry standard pricing models used to sell advertising on the Internet. This makes it difficult to project our future advertising rates and revenues. The models we adopt may prove not to be profitable. A significant portion of our advertising revenues in 2003 and 2002 were derived from charging a fixed fee to display an advertisement over a given time period.

We may not be able to track the delivery of advertisements through our portal, which may make us less attractive to potential advertisers.

It is important to advertisers that we accurately measure the demographics of our user base and the delivery of advertisements through our portal. Companies may choose not to advertise on our portal or may pay less for advertising if they do not perceive our portal to be reliable. We depend on third parties to provide us with some of these measurement services. If they are unable to provide these services in the future, we would need to perform these services ourselves or obtain these services from other providers. This could cause us to incur additional costs or cause interruptions or slowdowns in our business during the time we are replacing these services. We are currently implementing additional systems designed to collect information on our users. We may not be able to implement these systems successfully.

Our strategy of acquiring complementary assets, technologies and businesses may fail and may result in equity or earnings dilution.

As a component of our growth strategy, we have acquired and intend to actively identify and acquire assets, technologies and businesses that are complementary to our existing portal business. Our acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to goodwill and other intangible assets and exposure to undisclosed or potential liabilities of acquired companies. Moreover, the resources expended in identifying and consummating acquisitions may be significant. Furthermore, any acquisitions we decide to pursue may be subject to the approval of the relevant PRC governmental authorities, as well as any applicable PRC rules and regulations.

We may rely on dividends and other distributions on equity paid by our wholly-owned operating subsidiaries to fund any cash requirements we may have.

We are a holding company with no operating assets other than investments in Beijing ITC, our wholly-owned subsidiary in the PRC, and our affiliates Beijing Sohu, High Century, Hengda and Sohu-Guolian, which own and conduct our Internet business. We may rely on dividends and other distributions on equity paid by Beijing ITC for our cash requirements in excess of any cash raised from investors and retained by us. If Beijing ITC incurs debt on its own behalf in the future, the instruments governing the debt may restrict Beijing ITC’s ability to pay dividends or make other distributions to us. In addition, PRC legal restrictions permit payment of dividends by Beijing ITC only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, Beijing ITC is also required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends.

Beijing ITC has incurred significant net losses since its inception. Therefore, we have not received any dividends or other distributions from Beijing ITC in the past and do not expect any dividends in the foreseeable future.

We may not have exclusive rights over the mark “Sohu.com” in certain areas.

We have applied for registration of the “Sohu.com” mark in Hong Kong and Taiwan, and plan to apply for registration in Malaysia and Singapore. Completion of these applications is subject to prior rights in the relevant jurisdictions. Any rejection of those applications may adversely affect our legal rights over the mark “Sohu.com” in those countries and regions.

Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, business partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. In particular, the laws of the PRC and certain other countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Future litigation could result in substantial costs and diversion of resources.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, materially disrupt our business.

We cannot be certain that our products and services do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We have in the past been, are currently, and may in the future be, subject to claims and legal proceedings relating to the intellectual property of others in the ordinary course of our business. In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, may be ordered to pay a fine and we may incur licensing fees or be forced to develop alternatives. We may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question.

We may be subject to, and may expend significant resources in defending against, claims based on the content and services we provide over our portal.

As our services may be used to download and distribute information to others, there is a risk that claims may be made against us for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such information. Furthermore, we could be subject to claims for the online activities of our visitors and incur significant costs in their defense. In the past, claims based on the nature and content of information that was posted online by visitors have been made in the United States against companies that provide online services. We do not carry any liability insurance against such risks.

We could be exposed to liability for the selection of listings that may be accessible through our portal or through content and materials that our visitors may post in classifieds, message boards, chat rooms or other interactive services. If any information provided through our services contains errors, third parties may make claims against us for losses incurred in reliance on the information. We also offer Web-based e-mail and subscription services, which expose us to potential liabilities or claims resulting from:

•	unsolicited e-mail;

•	lost or misdirected messages;

•	illegal or fraudulent use of e-mail; or

•	interruptions or delays in e-mail service.

Investigating and defending any such claims may be expensive, even if they do not result in liability.

Risks Related to Our Markets

We will rely on online advertising sales, subscription, short messaging and e-commerce services for a significant portion of our future revenues, but the Internet has not been proven as a widely accepted medium for advertising, subscription, short messaging or e-commerce services.

We expect to derive a significant portion of our revenue for the foreseeable future from online advertising, subscription, short messaging and e-commerce services. If the Internet is not accepted as a medium for advertising, subscription, short messaging or e-commerce services, our ability to generate revenues will be adversely affected.

The acceptance of the Internet as a medium for advertising depends on the development of a measurement standard. No standards have been widely accepted for the measurement of the effectiveness of online advertising. Industry-wide standards may not develop sufficiently to support the Internet as an effective advertising medium. If these standards do not develop, advertisers may choose not to advertise on the Internet in general or through our portals or search engines.

Many of our current and potential advertising and e-commerce customers have only limited experience using the Internet for advertising or commerce purposes, and may not be willing to fully embrace the products and services we offer, which would adversely affect our future revenues and business expansion.

The online advertising and e-commerce markets are new and rapidly evolving, particularly in China. As a result, many of our current and potential advertising and e-commerce customers have limited experience using the Internet for advertising or commerce purposes and historically have not devoted a significant portion of their advertising and sales budgets to Internet-based advertising and e-commerce. Moreover, customers that have invested substantial resources in other methods of conducting business may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. In addition, companies may choose not to advertise or sell their products on our portal if they do not perceive our online advertising and e-commerce platform to be effective or our audience demographics to be desirable. The failure to successfully address these risks or execute our business strategy would significantly reduce our profitability.

We face intense competition which could reduce our market share and adversely affect our financial performance.

The PRC Internet market is characterized by an increasing number of entrants because, among other reasons, the barriers to entry are relatively low. The market for Internet services and products, particularly Internet search and retrieval services, short messaging and e-commerce services and online advertising, is intensely competitive. In addition, the Internet industry is relatively new and constantly evolving and, as a result, our competitors may better position themselves to compete in this market as it matures.

There are many companies that provide or may provide Web sites and online destinations targeted at Internet users in China. Some of our major competitors in China are major United States Internet companies, such as Yahoo! Inc and Nasdaq listed companies Sina Corporation and Netease. In addition, we may face competition from existing or new domestic PRC Internet companies that are either affiliated with large corporations such as Legend Computer, America Online and Softbank Corporation, or controlled or sponsored by PRC government entities. These competitors may have certain advantages over us, including:

•	substantially greater financial and technical resources;

•	more extensive and well developed marketing and sales networks;

•	better access to original content;

•	greater global brand recognition among consumers; and

•	larger customer bases.

With these advantages, our competitors may be better able to:

•	develop, market and sell their products and services;

•	adapt more quickly to new and changing technologies; and

•	more easily obtain new customers.

We may not be able to compete successfully against our current or future competitors.

The telecommunications infrastructure in China, which is not as well developed as in the United States, may limit our growth.

The telecommunications infrastructure in China is not well developed. Our growth will depend on the PRC government and state-owned enterprises establishing and maintaining a reliable Internet and telecommunications infrastructure to reach a broader base of Internet users in China. The Internet infrastructure, standards, protocols and complementary products, services and facilities necessary to support the demands associated with continued growth may not be developed on a timely basis or at all by the PRC government and state-owned enterprises.

We depend on ChinaNet, China Netcom, China Telecom and the Beijing Telecom Administration for telecommunications services, and any interruption in these services may result in severe disruptions to our business.

Although private Internet service providers exist in China, almost all access to the Internet is maintained through ChinaNet, currently owned by China Netcom and China Telecom, under the administrative control and regulatory supervision of the MII. In addition, local networks connect to the Internet through a government-owned international gateway. This international gateway is the only channel through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure and China Netcom and China Telecom to provide data communications capacity primarily through local telecommunications lines. Although the government has announced aggressive plans to develop the national information infrastructure, this infrastructure may not be developed and the Internet infrastructure in China may not be able to support the continued growth of Internet usage. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure.

We may not be able to lease additional bandwidth from the Beijing Telecom Administration on acceptable terms, on a timely basis or at all. In addition, we will have no means of getting access to alternative networks and services on a timely basis, if at all, in the event of any disruption or failure of the network.

The high cost of Internet access may limit the growth of the Internet in China and impede our growth.

Access to the Internet in China remains relatively expensive, and may make it less likely for users to access and transact business over the Internet. Unfavorable rate developments could further decrease our visitor traffic and our ability to derive revenues from transactions over the Internet.

The acceptance of the Internet as a commerce platform in China depends on the resolution of problems relating to fulfillment and electronic payment.

Our future growth of revenues depends in part on the anticipated expansion of e-commerce activities in China. As China currently does not have a reliable nationwide product distribution network, the fulfillment of goods purchased over the Internet will continue to be a factor constraining the growth of e-commerce. An additional barrier to the development of e-commerce in China is the lack of reliable payment systems. In particular, the use of credit cards or other viable means of electronic payment in sales transactions is not as well developed in China as in some other countries, such as the United States. Various government entities and businesses are working to resolve these fulfillment and payment problems, but these problems are expected to continue to hinder the acceptance and growth of the Internet as a commerce platform in China, which could in turn hinder our growth.

Risks Related to the Internet and Our Technology Infrastructure

To the extent we are unable to scale our systems to meet the increasing PRC Internet population, we will be unable to expand our user base and increase our attractiveness to advertisers and merchants.

As Web page volume and traffic increase in China, we may not be able to scale our systems proportionately. To the extent we do not successfully address our capacity constraints, our operations may be severely disrupted, and we may not be able to expand our user base and increase our attractiveness to advertisers and merchants.

Unexpected network interruptions caused by system failures may result in reduced visitor traffic, reduced revenue and harm to our reputation.

Our portal operations are dependent upon Web browsers, Internet service providers, content providers and other Web site operators in China, which have experienced significant system failures and system outages in the past. Our users have in the past experienced difficulties due to system failures unrelated to our systems and services. Any system failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, as a result of increased traffic or otherwise, could reduce our user satisfaction, future traffic and our attractiveness to users and advertisers.

Our operations are vulnerable to natural disasters and other events, as we only have limited backup systems and do not maintain any backup servers outside of China.

We have limited backup systems and have experienced system failures and electrical outages from time to time in the past, which have disrupted our operations. All of our servers and routers are currently hosted in a single location within the premises of Beijing Telecom Administration. We do not maintain any back up servers outside Beijing. We do not have a disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins and similar events. If any of the foregoing occurs, we may experience a complete system shutdown. We do not carry any business interruption insurance. To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our Web sites to mirror our online resources. Although we carry property insurance with low coverage limits, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation, that may occur.

Concerns about security of e-commerce transactions and confidentiality of information on the Internet may increase our costs, reduce the use of our portal and impede our growth.

A significant barrier to e-commerce and confidential communications over the Internet has been the need for security. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by these breaches. If unauthorized persons are able to penetrate our network security, they could misappropriate proprietary information or cause interruptions in our services. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

Internet usage could decline if any well-publicized compromise of security occurs. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service. We may be required to expend capital and other resources to protect our Web site against hackers. We cannot assure you that any measures we may take will be effective. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability, as well as materially damage our reputation and decrease our user traffic.

Political, Economic and Regulatory Risks

Regulation and censorship of information distribution in China may adversely affect our business.

China has enacted regulations governing Internet access and the distribution of news and other information. Furthermore, the Propaganda Department of the Chinese Communist Party has been given the responsibility to censor news published in China to ensure, supervise and control a particular political ideology. In addition, the MII has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of PRC laws prohibiting the distribution of content deemed to be socially destabilizing. Because many PRC laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement may involve significant uncertainty. In addition, the PRC legal system is a civil law system in which decided legal cases have limited binding force as legal precedents. As a result, in many cases it is difficult to determine the type of content that may result in liability for a Web site operator.

Periodically, the Ministry of Public Security has stopped the distribution over the Internet of information which it believes to be socially destabilizing. The Ministry of Public Security has the authority to cause any local Internet service provider to block any Web site maintained outside China at its sole discretion. If the PRC government were to take action to limit or eliminate the distribution of information through our portal or to limit or regulate current or future applications available to users of our portal, our business would be affected.

The State Secrecy Bureau, which is directly responsible for the protection of state secrets of all PRC government and Chinese Communist Party organizations, is authorized to block any Web site it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. Under the applicable regulations, we may be held liable for any content transmitted on our portal. Furthermore, where the transmitted content clearly violates the laws of the PRC, we will be required to delete it. Moreover, where the transmitted content is considered suspicious, we are required to report such content. We must also undergo computer security inspections, and if we fail to implement the relevant safeguards against security breaches, we may be shut down. In addition, under recently adopted regulations, Internet companies which provide bulletin board systems, chat rooms or similar services, such as our company, must apply for the approval of the State Secrecy Bureau. As the implementing rules of these new regulations have not been issued, however, we do not know how or when we will be expected to comply, or how our business will be affected by the application of these regulations.

Political and economic policies of the PRC government could affect our business.

All of our business, assets and operations are located in China and all of our revenues are derived from our operations in China. Accordingly, our business could be adversely affected by changes in political, economic or social conditions in China, adjustments in PRC government policies or changes in laws and regulations.

The economy of China differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in a number of respects, including:

•	structure;

•	level of government involvement;

•	level of development;

•	level of capital reinvestment;

•	growth rate;

•	control of foreign exchange; and

•	methods of allocating resources.

Since 1949, China has been primarily a planned economy subject to a system of macroeconomic management. Although the Chinese government still owns a significant portion of the productive assets in China, economic reform policies since the late 1970s have emphasized decentralization, autonomous enterprises and the utilization of market mechanisms. We cannot predict what effects the economic reform and macroeconomic measures adopted by the Chinese government may have on our business or results of operations.

The PRC legal system embodies uncertainties which could limit the legal protections available to us and you.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Our PRC operating subsidiary, Beijing ITC, is a wholly-foreign owned enterprise, or a WFOE, which is an enterprise incorporated in mainland China and wholly-owned by foreign investors. Beijing ITC is subject to laws and regulations applicable to foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in Renminbi. The Renminbi is currently freely convertible under the “current account”, which includes dividends, trade and service related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment.

Currently, Beijing ITC may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends, without the approval of the State Administration for Foreign Exchange, or SAFE. Beijing ITC may also retain foreign exchange in its current account (subject to a ceiling approved by the SAFE) to satisfy foreign exchange liabilities or to pay dividends. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase and retain foreign currencies in the future.

Since a significant amount of our future revenues will be in the form of Renminbi, the existing and any future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies.

Foreign exchange transactions under the capital account are still subject to limitations and require approvals from the SAFE. This could affect Beijing ITC’s ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

We may suffer currency exchange losses if the Renminbi depreciates relative to the U.S. Dollar.

Our reporting currency is the U.S. Dollar. However, substantially all of revenues are denominated in Renminbi. Our revenues as expressed in our U.S. Dollar financial statements will decline in value if the Renminbi depreciates relative to the U.S. Dollar. Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure, if at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. Dollars.

It may be difficult to enforce any civil judgments against us or our board of directors or officers, because most of our assets are located outside of the United States.

Although we are incorporated in the State of Delaware, substantially all of our assets are located in the PRC. As a result, it may be difficult for investors to enforce outside the United States in any actions brought against us in the United States, including actions predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. In addition, certain of our directors and officers (principally in the PRC) and all or a substantial portion of their assets may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those directors and officers, or to enforce against them or us judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. We have been advised by our PRC counsel that, in their opinion, there is doubt as to the enforceability in the PRC, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state of the United States.

Risks Related to Our Common Stock

The market price of our common stock has been and will likely continue to be volatile. The price of our common stock may fluctuate significantly, which may make it difficult for stockholders to sell shares of our common stock when desired or at attractive prices.

The market price of our common stock has been volatile and is likely to continue to be so. The initial public offering price of our common stock in July 2000 was US$13.00 per share. The trading price of our common stock subsequently dropped to a low of US$0.52 per share, on April 9, 2001. During the last two quarters of 2002, the trading price of our common stock ranged from a low of US$1.20 per share to a high of US$6.94 per share, and during the first half of 2003 and the third quarter through July 22, 2003, the trading price of our common stock ranged from a low of US$6.10 per share to a high of US$43.40 per share. On July 22, 2003, the closing price of our common stock was US$39.85 per share.

In addition, the Nasdaq Stock Market’s National Market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, and particularly Internet-related companies.

The price for our common stock may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options or other stock awards.

The sale or availability for sale of substantial amounts of our common stock could adversely affect its market price.

There were approximately 35,620,367 shares of our common stock outstanding as of June 30, 2003, as well as options to purchase an additional 5,616,787 shares of our common stock. Of the outstanding shares, 25,424,216 were issued prior to the initial public offering of our common stock. These shares are either freely tradable without restriction under Rule 144(k) under the Securities Act or are tradable subject to the notice, volume and manner of sale restrictions of Rule 144 under the Securities Act.

Sohu issued 4,600,000 shares of common stock in connection with the initial public offering. All of these shares are freely tradable without restriction unless they are held by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

On October 18, 2000, we issued an aggregate of 4,401,500 shares of our common stock to the former stockholders of ChinaRen in connection with our acquisition of that company. All of these shares are currently freely tradable without restriction.

We are controlled by a small group of our existing stockholders, whose interests may differ from other stockholders.

Our president and chief executive officer, Dr. Charles Zhang, beneficially owns approximately 24% of the outstanding shares of our common stock and is our largest stockholder. Our second largest stockholder, together with our chief executive officer, our other executive officers and members of our Board of Directors, beneficially own approximately 50% of the outstanding shares of our common stock. Accordingly these stockholders acting together will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They will also have significant influence in preventing or causing a change in control. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these stockholders may differ from the interests of the other stockholders.

Holders of a majority of the outstanding shares of our common stock are parties to an agreement under which they have agreed to vote together in favor of a nominee of one of our stockholders to our board of directors. As a result of their voting power, they will have the ability to cause that nominee to be elected.

Anti-takeover provisions of the Delaware General Corporation Law, our certificate of incorporation and Sohu’s Stockholder Rights Plan could delay or deter a change in control.

Some provisions of our certificate of incorporation and bylaws, as well as various provisions of the Delaware General Corporation Law, may make it more difficult to acquire our company or effect a change in control of our company, even if an acquisition or change in control would be in the interest of our stockholders or if an acquisition or change in control would provide our stockholders with a premium for their shares over then current market prices. For example, our certificate of incorporation provides for the division of the board of directors into two classes with staggered two-year terms and provides that stockholders have no right to take action by written consent and may not call special meetings of stockholders, each of which may make it more difficult for a third party to gain control of our board in connection with, or obtain any necessary stockholder approval for, a proposed acquisition or change in control.

In addition, we have adopted a stockholder rights plan under the terms of which, in general, if a person or group acquires more than 20% of the outstanding shares of common stock, all other Sohu stockholders would have the right to purchase securities from Sohu at a substantial discount to those securities’ fair market value, thus causing substantial dilution to the holdings of the person or group which acquires more than 20%. The stockholder rights plan may inhibit a change in control and, therefore, could adversely affect the stockholders’ ability to realize a premium over the then-prevailing market price for the common stock in connection with such a transaction.

The power of our Board of Directors to designate and issue shares of preferred stock could have an adverse effect on holders of our common stock.

Our certificate of incorporation authorizes our board of directors to designate and issue one or more series of preferred stock, having rights and preferences as the board may determine, and any such designations and issuances could have an adverse effect on the rights of holders of common stock.

Item 7.    Financial Statements and Exhibits

(a)    Exhibits.

99.1	Press Release dated July 23, 2003.

Item 12.    Results of Operations and Financial Condition.

On July 23, 2003, the registrant announced its earnings results for the quarter ended June 30, 2003. A copy of the press release issued by the registrant regarding the foregoing is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

In addition, on July 23, 2003, the registrant’s management team hosted a conference call to discuss the earnings press release. On this conference call, the following information was disclosed:

SOHU.COM INC.

SECOND QUARTER 2003 EARNINGS RELEASE

CONFERENCE CALL EXTRACTS

COMMENTS FROM CHARLES ZHANG

We are very proud to present another record quarter of revenue growth and profitability. We have taken our revenue base and earnings power to a new level as our revenues increased by 216% from a year ago and our net income reached 7.5 million. This proves again that our business model of Diversified and Balanced revenues is a sustainable growth strategy in the dynamic Chinese market.

I read with interest earlier this week that China now has 68 million Internet users, according the latest CNNIC Survey. When I started Sohu in 1996 there were so few users in China that Internet statistics did not even exist.

I would like to share with you some observations, which make me confident about SOHU’s future:

•	Online Advertising continues to exceed our expectations. I have personally met the CEOs of over 500 domestic and international companies and I have seen their belief in the importance of the Internet develop over the years. They now understand that Sohu has developed into a leading mainstream media asset along with the rapid development of the Internet in China. Millions of young people access Sohu for their daily news and information intake.

•	Secondly, we successfully continue to turn our users into paying consumers, leveraging our extensive online content, large user base and strong brand through diversified product and service offerings. Within the consumer business area we are now operating 4 business lines, each of which will be an engine of growth at different stages in the Company’s development, and each catching the Internet users at different points in the evolution of their consumption pattern.

•	Thirdly, we are still in the early stages of monetizing our massive user base, strong brand and products.

•	And the fourth key issue is the market opportunity where Sohu is a leader. Even though the Internet in China is still at an early stage of growth, China already the second largest market and in the coming years is expected to overtake the US as the largest Internet market in the world.

This is the first time since I founded the company 7 years ago, that I have been out of the office for some time, as I spent part of Q2 on the Mount Everest climbing expedition to launch our multi media messaging services in a joint marketing campaign with China Mobile and Motorola. The financial results of this quarter show yet again that our investors can have confidence in the ability of our capable local employees and management.

I will now let Victor Koo talk you through more details of SOHU’s business, so you understand what is driving our growth and why we believe SOHU is the best-positioned company to capture the growth opportunity of the Internet in China. Until now, I am still not satisfied with our level of revenues and profitability given that we have millions of people visiting our website every day. Over the next 10 years, I hope to build SOHU into one of the most profitable and successful companies that China has seen.

COMMENTS FROM VICTOR KOO

Thank you Charles. Thanks for being with us today and I will review with you our second quarter operations.

The main points of our record second quarter results are:

•	Both our consumer products and online advertising business lines are growing as users and advertisers alike now see the Internet as a mainstream media and entertainment platform in China.

•	As Charles already mentioned, we have taken our revenue base and earnings power to a new level.

•	We have exceeded our expectations in the just concluded quarter

Let me briefly discuss how each of our main product lines in advertising and consumer business, contributed to the Second Quarter’s success.

Turning first to Advertising Business

1.	SOHU’s Advertising did particularly well in the Second Quarter above our expectations

•	Two major events in the second quarter, the Iraq war and SARS, drove users and marketing decision-makers to the Internet, further strengthening society’s overall acceptance of the Internet as a mainstream new media and communications platform. In Q2 we had a record high number of advertisers. Clearly online advertising has been elevated to a higher level.

•	We have scored high profile successes this year that strengthen SOHU’s web leadership in Media and Sports

a)	our exclusive agreements with the National Basketball Association and Yao Ming. In May, Sohu was the online partner for the Yao Ming SARS charity telethon and auction, which generated significant media interest and demonstrated SOHU’s commitment to charity and good causes during this difficult period

b)	the Mount Everest China expedition in which Sohu was the lead –sponsor.

•	As in previous quarters we continue to see increased participation in online advertising from a more diversified group of industries including automotives, telecom, fast moving consumer goods, pharmaceuticals, cosmetics, financial services and property.

•	Despite the challenge of SARS impeding face-to-face sales calls, we had a strong order intake during Q2 that gives us good visibility for the next quarter.

2.	SOHU.net

Our second business line within Advertising is the Search based revenues and other marketing services for small and medium sized enterprises which continued to show strong growth.

Our customer base among the small and medium enterprises expanded to over 40,000 companies at the end of the Second Quarter.

SOHU is the market leader in Internet Search in China according to All China Strategic Research and we believe Sohu has unique strategic advantages versus the competition. Let me briefly list them again:

•	Quality of our proprietary Directory Search Product.

•	The Combination of this Directory Search product with our heavy user traffic and strong brand presence in China

•	First Mover Advantage in offering paid listing.

In conclusion, advertising is a Core Business for Sohu and we expect additional growth in this business line for the 3rd quarter as evidenced by our guidance where we expect Q3 03 advertising revenues to be a minimum of $7.5 million.

Next, let me discuss our non-advertising, or consumer business revenue during the second quarter.

As Charles already mentioned. within the consumer business area we are now operating 4 business lines, each of which will be an engine of growth at different stages in the Company’s development, and each designed to catch the Internet users at different points in the evolution of their online consumption pattern.

1)	E-subscriptions

In Q2, 92% of our non-advertising revenue is from e-subscriptions, most of which are collected from the mobile phone through revenue sharing arrangements with China Mobile and Unicom. We presently have revenue sharing contracts with 11 subsidiaries of China Mobile and one contract with Unicom.

Our growth in e-subscriptions from the previous quarter was helped by SARS and was due to strong user acceptance of our products, including dating and friends matching, paid alumni club, mobile e-mail and content services. SOHU’s track record of success in

e-subscriptions is based on our team’s right product innovation and powerful marketing. One of the more effective ways we have been marketing some of our SMS products (primarily our dating product GGMM) has been through smaller 3rd party websites which we refer to as website union. Subsequent to June 30, China Mobile requested that we stop marketing our products through website union and this has been factored into our Q3 03 revenue guidance where we estimate Q3 03 mobile related e-subscription revenues to approximate Q2 03.

The long-term growth prospects for our e-subscriptions business are good with Product and technology development including Multimedia messaging services (MMS) to be the growth drivers.

2)	SOHU Online

The Net population in China now stands at 68 million and continues to grow at a fast rate. As more new users get online in China, SOHU Online, or SOL, is attracting this new group of online users with its bundled access and content product. During the second quarter we acquired new subscribers through a marketing campaign in Beijing with McDonalds for our browser product. It was an excellent marketing campaign aimed at our key target group of families with young children.

3)	Online Game

The one area of our business where SARS had a negative impact was on the rollout of our game Knight Online, which we licensed from a Korean company Wizgate. Because of SARS, for most of Q2 03, engineers from Korea were not willing to travel to China, which impacted the technology development. This combined with the closure of Internet cafes and restrictions on the movement of people around China prevented us from establishing our distribution channels and marketing. In short, we lost most of Q2 and restarted the rollout in late Q2 03. We do not expect material revenues in Q3 03 while our platform is being established. Online games are an important part of our long-term strategy.

4)	E-commerce

Online shopping is still at an early stage in China. Sohu is among the top 4 B2C e-commerce sites in China, according to ACNielsen.consult, and we believe in the long-term prospects for this business line.

In conclusion, the Internet offers great opportunities and our momentum provides the ability to scale up our business to achieve sustained, long-term growth and profitability.

This concludes my part of the presentation. Now it is Derek Palaschuk’s turn, our Chief Financial Officer, to discuss some of the financial aspects of SOHU’s quarterly results.

COMMENTS FROM DEREK PALASCHUK

Introduction

Thanks Victor. Q2 was another landmark quarter for Sohu as we increased our Net Income by 64% from the previous quarter to $7.5 million. We did this on the back of our 12th consecutive quarter where we achieved double digit sequential revenue growth. Our operating margins hit 38% and we believe there is further upside on the scalability of our model.

Balance Sheet

Our June 30, 2003 accounts receivable balance of 12. 1 million includes $4.4 million of receivables related to our advertising business and $7.7 million for e-subscriptions. Subsequent to June 30 we collected $3.2 million of the June 30 e-subscriptions receivable. I would like to emphasize we have never had a bad debt from a mobile operator.

Capex spending was $780,000 in Q2 (in Q1: $950,000 K).

Our 2003 budget for Capex is approximately US$ 5.5 million.

Closing Comments

Before we proceed to the Q&A, I would like to make a few closing comments on the long term business outlook for Sohu which we believe will lead to continued long term growth and profitability. Most importantly, SARS was not an event that created a one-time increase in revenues and profits, but an event, which provided us with a stronger long-term financial foundation. We believe, as reflected in our guidance, that Sohu will have healthy revenue growth in Q3 and exceed our Q2 03 revenues of 19.3 million by 4% to 10%.

SOHU’s long-term business outlook is positive for a number of reasons:

•	Most importantly we have a stable and talented group of employees led by a strong management team. Our six-member senior management team has been with the company on average for over 4.5 years and most of our managers and directors running business lines have been with Sohu for more than 3 years.

•	The Chinese Internet is the fastest growing in the world and we are in the middle of it with a highly scalable and diversified business model.

•	We are still in the early stages of monetizing our consumers. For example, we have not yet realized the opportunities that Online Games offer in China. Product development especially as regards the monetization of our Alumni Club, which is one of the largest online communities in the world, is in its early stages. MMS and other technology developments will help to fuel growth.

In short, our Q2 financial results demonstrate the opportunity that the Internet in China offers to well-managed companies like SOHU.

Safe Harbor Statement

This current report on 8-K contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement and reference should be made to this filing and our other filings with the Securities and Exchange Commission. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance.

Potential risks and uncertainties include, but are not limited to, our historical and future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, general economic conditions, competitors’ actions, fluctuations in quarterly operating results, the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues, and the likelihood that e-commerce revenue growth will slow as a result of the loss of Web site union as a source of short messaging service revenue growth. Further information regarding these and other risks is included in this 8-K and in our other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOHU.COM INC.

DATED:    July 23, 2003

By:	/s/ Derek Palaschuk
Derek Palaschuk
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 23, 2003